Exhibit 99.1

ARIAD Announces 2008 Key Corporate Objectives and Plans for Development of Its Lead Oncology Product Candidates

Details to be Presented at 26th Annual JPMorgan Healthcare Conference

CAMBRIDGE, Mass.--(BUSINESS WIRE)--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced 2008 key corporate objectives and financial guidance, details of which will be presented at the 26th Annual JPMorgan Healthcare Conference on January 9, 2008 in San Francisco, California.

“The past year was among the most successful in the Company’s history with important achievements in all business areas. As a result, ARIAD is well positioned for strong progress in 2008 and beyond. This year, we are focused on three key corporate objectives: (1) to maximize the deforolimus opportunity including establishment of our commercial infrastructure, (2) to advance our innovative oncology pipeline, and (3) to maintain a strong financial position,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Along with our partner, Merck & Co., Inc., we have adopted a comprehensive and ambitious global development plan for deforolimus, which includes clinical initiatives in five oncology indications with several potential paths to product registration in addition to our initial program in metastatic sarcomas. In late 2007, we also filed the IND for our second oncology product candidate, AP24534, and are now proceeding with an accelerated clinical development program for this multi-targeted kinase inhibitor in hematological cancers.”

Maximize Deforolimus Opportunity

The two primary drivers of the deforolimus opportunity are expeditious completion of the SUCCEED Phase 3 trial of oral deforolimus in patients with metastatic sarcomas and expansion of the global development of deforolimus to include multiple cancer indications. To achieve these objectives, the Company, along with its partner Merck, are devoting substantial resources to achieving accelerated enrollment in the SUCCEED trial at cancer centers throughout the world and are beginning implementation of a Global Development Plan (GDP) encompassing the first three full-years of the partnership (2008-2010). Over this time period, the companies anticipate that at least four cancer indications will be pursued in addition to sarcomas: endometrial, prostate, breast and non-small cell lung cancer. Deforolimus will be studied both as a single agent and in combination with various targeted agents driven by mechanisms of action and biology. At this time, the program is anticipated to encompass approximately fifteen corporate-sponsored clinical trials, the majority of which will be Phase 2 and Phase 3 trials of oral deforolimus, as well as approximately fifteen investigator and cooperative group led trials, subject to review of clinical data by the companies. During 2008, the GDP calls for initiation of multiple clinical trials, including Phase 2 trials in endometrial, breast, and prostate cancers. As part of the three-year plan, oral deforolimus will be studied worldwide, including Japan.

In addition, a focused biomarker research program that exploits the companies’ expertise in cell-signaling, mTOR biology and diverse state-of-the-art molecular profiling technologies is expected to help characterize and identify rational combinations with deforolimus, identify responder profiles and inform decisions in alignment with the GDP.

Pierre F. Dodion, M.D., senior vice president, oncology of ARIAD, commented, “We have worked very closely with our colleagues at Merck and key opinion leaders in developing the deforolimus GDP, and we are aligned on the optimal directions for the evaluation of deforolimus in cancer. Both development groups are on board to execute all aspects of the global development plan as a top priority.”

Advance Innovative Oncology Pipeline

ARIAD’s second oncology product candidate, AP24534, is a novel multi-targeted kinase inhibitor that has broad potential applications in cancer and is wholly owned by ARIAD. Specifically, in preclinical studies, AP24534 has demonstrated potent inhibition of the kinase targets associated with drug-resistant chronic myeloid leukemia and acute myeloid leukemia, as well as angiogenesis in multiple solid tumors. AP24534 has undergone extensive preclinical studies, including safety assessment studies, which indicate that the drug candidate should be well tolerated at anticipated therapeutic dose levels in cancer patients.

An investigational new drug (IND) application for oral AP24534 was filed in late 2007 and is now active. The Company plans to initiate two Phase 1 trials of AP24534 during 2008. The first, to begin early in the year, will evaluate AP24534 in drug-resistant and refractory chronic myeloid leukemia and other hematological cancers. Later in the year, the second trial will evaluate oral AP24534 in patients with solid tumors.

In 2008, the Company expects to continue the flow of novel targeted cancer therapies from discovery into development with the goal of advancing another development candidate into pre-IND studies. This intensive research builds on ARIAD’s long-standing success in applying its expertise in cell signaling, cancer biology and computational drug-discovery to the design and characterization of small-molecule drugs, such as deforolimus and AP24534.

Maintain Solid Financial Position

The Company will continue to invest in the development of its lead oncology product candidates, expansion of its product pipeline with innovative targeted cancer therapies, and establishment of the commercial infrastructure needed to market and sell its oncology products, while maintaining a solid financial position.

Regarding deforolimus, the partnership with Merck is structured so that the development of deforolimus in the first three years of the GDP is essentially cost-neutral to ARIAD. The Company estimates that its share of deforolimus costs for the period 2007 to 2008 will be $46 million to $50 million, offset by projected milestones of $43.5 million ($30 million of which are estimated for 2008 based on the anticipated start of three Phase 2 clinical trials). For the period of 2009 to 2010, the Company estimates that its share of deforolimus costs will be $110 million to $122 million, offset by projected milestones of $100 million to $125 million. Subsequently, potential milestones tied to regulatory filings, product approvals and achievement of sales thresholds, as well as the development-advance provisions of the collaboration agreement would provide further favorable economics for ARIAD.

The Company expects to end fiscal year 2007 with approximately $85 million in cash and marketable securities. For fiscal year 2008, the Company estimates cash used in operations of $41 million to $44 million, which is comparable to estimated cash used in operations of $41 million to $42 million in 2007 (excluding the $75 million upfront payment from Merck). Inclusion of the $75 million upfront payment would result in estimated cash provided by operations of $33 million to $34 million in accordance with generally accepted accounting principles (GAAP). Also for 2008, the Company estimates a net loss of $81 million to $84 million, an increase from the Company’s estimated 2007 net loss of $57 million to $58 million, reflecting expanded development of its product candidates and deferral of revenue from the upfront and milestone payments from Merck in accordance with GAAP. These projections exclude additional potential partnering revenues beyond the Merck collaboration.

Edward M. Fitzgerald, senior vice president, finance and corporate operations, and chief financial officer said, “we are well positioned financially to support our business objectives, particularly the development of deforolimus and AP24534. Importantly, our collaboration with Merck is intended to make the development of deforolimus essentially cost-neutral to ARIAD over the next three years based on the projected flow of milestone payments from Merck and Merck’s funding of its share of development costs.”

Presentation Reminder

As previously announced, Harvey J. Berger, M.D., Chairman and Chief Executive Officer of ARIAD, will provide a company overview at the 26th Annual JPMorgan Healthcare Conference on January 9, 2008 in San Francisco, California, at 11:30 a.m. PT (2:30 p.m. ET), highlighting the global development plans for the Company’s lead oncology product candidates and financial guidance for fiscal year 2008.

The presentation will be webcast live and can be accessed by visiting the JPMorgan website at https://events.jpmorgan.com. Select the JPMorgan Healthcare Conference link under the section titled “Conference Webcasts.” A replay will be available on the JPMorgan website approximately twenty-four hours after the presentation and will be archived for two weeks.

About ARIAD

ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need – aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate. Medinol Ltd. and ICON Medical Corp. are also developing deforolimus-eluting stents to prevent restenosis of injured vessels following interventions in which stents are used in conjunction with balloon angioplasty. ARIAD’s second oncology product candidate, oral AP24534, is a novel multi-targeted kinase inhibitor in Phase 1 clinical development in hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB treatment methods, and the discovery and development of drugs to regulate NF-κB cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

This press release contains "forward-looking statements," including statements related to the development and commercialization of ARIAD's oncology product candidates, the anticipated timing, cost and feasibility of various clinical trials and various financial projections. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-(kappa)B patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Investors
Edward Fitzgerald, 617-621-2345
or
For ARIAD Pharmaceuticals, Inc.
Media
Pure Communications
Sheryl Seapy, 949-608-0841